EXHIBIT 10.48

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Agreement is entered into between Ronald L. Junck (“Employee”) and Labor Ready, Inc. (“Company”) in order to sever their employment relationship.  In consideration of the mutual promises below the Company and Employee agree as follows:

1.     Resignation.     Employee hereby resigns as Executive Vice President and General Counsel of the Company, effective June 30, 2001.  The Company hereby accepts Employee’s resignation. The foregoing notwithstanding, the date of Employee’s termination of employment with the Company shall be deemed to be July 31, 2002 for purposes hereof and for purposes of the Employment Contract between Employee and the Company.

2.     Compensation.     Subject to Employee’s compliance with all of the terms and conditions of this Agreement and as a material inducement to Employee to enter into this Agreement, Company will continue to pay Employee his current salary of $20,833.33 per month through July 31, 2002.

3.     Benefits.     In addition, Company agrees to continue to provide Employee with all benefits to which Employee may be entitled under Company’s current benefits plans, on the same terms as currently provided, through and including July 31, 2002; provided, however, that Company shall pay Employee for all unused vacation accrued by Employee as of June 30, 2001 under Company’s current vacation policy, and Employee shall not be entitled to further vacation benefits after June 30, 2001.

Employee expressly acknowledges that the above represents consideration for any and all compensation due Employee as well as Employee’s promises set forth herein and the settlement, waiver, release and discharge of any and all claims relating to the employment arising under the common law or under federal, state and local statue or regulation.

4.     Terms and Conditions.     Employee expressly agrees to all of the following terms and conditions:

a)              Employee shall not solicit or cause or encourage others to solicit or participate in any manner in the solicitation of any employee to leave the employment of the Company.

b)             Employee shall not issue or make any written or verbal statement to anyone which addresses the Company or his employment with the Company in a negative or derogatory manner.

c)              Employee shall not discuss the Company in any public forum including without limitation with any member of the press, before any group or in any Internet posting.

d)             Employee shall comply with all of the ongoing covenants set forth in his Employment Contract.

e)              Employee shall reasonably cooperate with the Company on an as requested basis in any pending matters which in the Company’s reasonable judgment require Employee’s involvement. Except as provided in this paragraph, Employee shall have no further duties after June 30, 2001.

Employee expressly acknowledges that all of the consideration to be made by Company is specifically conditioned upon Employee’s strict compliance with all of the foregoing terms and conditions.  Upon the occurrence of any breach of these terms and conditions, and if Employee is still then receiving payments from Company, his right to continue receiving such payments will immediately terminate.  Whether a breach occurs before or after the end of Employee’s employment, Company shall be entitled to exercise all remedies available at law to enforce this Agreement and to recover its damages.

5.     Release by Employee.     Employee represents that he has not filed any complaint, charge or action against the Company, its officers, agents or employees with any local, state or federal agency or court arising from this employment relationship with the Company.  Employee further represents that he will not seek damages, monetary or otherwise, or any other type of relief through any such complaint at any time in the future. Employee and his successors and assigns waives, releases and forever discharges the Company, its officers, directors, agents and employees of and from any and all claims, causes of action, rights, demands, debts, damages and actions of whatever nature arising from or relating to Employee’s employment relationship with the Company including the termination of this relationship and also including any cause of action pertaining to employment discrimination based on age, race, creed, color, religion, sex, national origin or disability.

6.     Opportunity to Review.     Employee expressly acknowledges that the Company has encouraged and given him the opportunity to thoroughly discuss all aspects of this Agreement with his attorney or other advisor before signing and that he has thoroughly discussed or in the alternative has freely elected to waive any further opportunities to thoroughly discuss this Agreement with his attorney or other advisor.  Employee understands that he has twenty-one (21) days to review this Agreement and determine whether or not to sign.  Signature prior to the expiration of 21 days waives the remaining consideration period.  Employee has seven (7) days from the date this Agreement is executed to revoke the waiver of any claim under the Age Discrimination in Employment Act.  If Employee does not revoke the Agreement within the seven-day period, the Agreement shall become fully effective and the payment terms referred to herein shall become effective.  If Employee does revoke this Agreement, the Company’s obligations under Paragraphs 2 and 3 shall be null and void.

7.     Knowing and Voluntary.     Employee expressly acknowledges that he understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

8.     Governing Law.     This Agreement is made and entered into in the State of Washington and shall in all respects be interpreted, enforced and governed under the laws of this state.

9.     Effect of Invalidity.     Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and any said illegal, unenforceable or invalid part, term or provision shall be deemed to be revised in the legal, enforceable and valid manner which most closely reflects the intention of the parties.

10.   Entire Agreement.     This Agreement, along with all of the ongoing covenants of Employee’s Employment Contract, sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between these parties pertaining to this subject matter.

EXECUTED this 24th day of May, 2001.

EMPLOYEE

/s/ Ronald L. Junck
Ronald L. Junck

LABOR READY, INC.

By:	/s/ Richard L. King
Richard L. King, President and CEO